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                                                                      EXHIBIT 23

                          Independent Auditor's Consent

The Board of Directors
Diametrics Medical, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-105586, 333-98341, 333-69094, 333-63689, 333-63687, 333-51951,
333-33257, 333-24169, 333-24167, 333-24079 and 33-83572) on Forms S-3 and S-8 of
Diametrics Medical, Inc., of our reports dated January 23, 2004, relating to the consolidated balance sheets of Diametrics Medical, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of Diametrics Medical, Inc.

Our report covering the December 31, 2003 consolidated financial statements, contains an explanatory paragraph that states that the Company has recurring losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                                 /s/ KPMG LLP


Minneapolis, Minnesota
March 15, 2004